UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                                                SEC. FILE NUMBER
                                                                       000-30299
                                                                       ---------

                                  FORM  12B-25
                            NOTIFICATION OF LATE FILING

                                                                    CUSIP NUMBER
                                                                       37932W104
                                                                       ---------

Check  One):  [X] Form  10-K and Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K
              [ ] Form 10-Q [ ] Form  N-SAR

              For  Period  Ended:  September  30,  2000
              [  ]  Transition  Report  on  Form  10-K
              [  ]  Transition  Report  on  Form  20-F
              [  ]  Transition  Report  on  Form  11-K
              [  ]  Transition  Report  on  Form  10-Q
              [  ]  Transition  Report  on  Form  N-SAR
              For  the  Transition  Period  Ended:

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

Global  Innovative  Systems  Inc.
---------------------------------
Full  Name  of  Registrant

Not  applicable
---------------
Former  Name  if  Applicable

5975  Selkirk  Crescent
-----------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Prince  George,  BC  V2N  2G9
-----------------------------
City,  State  and  Zip  Code

PART  11  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]  (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without  unreasonable  effort  or  expense;

[X]  (b)     The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)     The  accountant's  statement  or  other  exhibit  required  by Rule
             12b-25(c)  has  been  attached  if  applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-KSB Annual Report because it has been unable to complete the Form 10-KSB for the fiscal year ended September 30, 2000 in a timely manner, due to the fact that, following the completion and filing of both the amendments to its Registration Statement on Form 10-SB and its Quarterly Report on Form 10-QSB for the period ended June 30, 2000, it was unable to retain an attorney to assist with the preparation of its Form 10-KSB Annual Report until December 13, 2000.

The Registrant's attorneys are finalizing the Annual Report on Form 10-KSB, and it is anticipated that the Form 10-KSB, along with the audited financial statements for the fiscal year ended September; 30, 2000, will be filed on or before the 15th calendar day following the prescribed due date of the Registrant's Form 10-KSB.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Ken  Bergestad          (250)                   964-2692
         (Name)          (Area  Code)          (Telephone  Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
      answer is no, identify  report(s).  [X]  Yes    [ ]  No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?    [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made


                         GLOBAL INNOVATIVE SYSTEMS INC.
                         ------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     December  29,  2000                    By /s/ Ken Bergestad
                                                 -------------------
                                                     Ken  Bergestad,
                                            Vice  President/Director